EXHIBIT 3.4

BUTLER INTERNATIONAL, INC.
ARTICLES SUPPLEMENTARY TO THE
ARTICLES OF INCORPORATION

      Butler International, Inc., (hereinafter called the "Company") a Maryland corporation, having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:           The series of preferred stock of the Company classified as its Series B 7% Cumulative Convertible Preferred Stock (the "Preferred Shares"), consisting of 1,900,000 shares of the par value of $0.001 each, is hereby amended by deleting Section E in its entirety.

     SECOND:     Articles Supplementary to the Articles of Incorporation of the Company, as hereinabove set forth, have been duly approved by the Board of Directors and adopted by the Company under authority contained in the charter.

     IN WITNESS WHERE OF, Butler International, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and witness by its Secretary on this 29th day of June, 1993, and they acknowledge the same to be the act of said Company, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:	BUTLER INTERNATIONAL, INC.

/s/ Warren F. Brecht	By: /s/ Edward M. Kopko (SEAL)
Warren F. Brecht	Edward M. Kopko
President